EXHIBIT 99.1

Arbutus Reports Second Quarter 2026 Financial Results and Provides Corporate Update

Maintained strong financial position with cash, cash equivalents and marketable securities of $92.6M as of June 30, 2026

Received first payment of approximately $178M from Moderna settlement in July and expects to return up to approximately $230M in capital to Arbutus shareholders

Filed three international patent enforcement lawsuits against Pfizer and BioNTech related to lipid nanoparticle (LNP) technology

Achieved alignment with the U.S. Food and Drug Administration (FDA) on a proposed imdusiran Phase 2b clinical trial design

WARMINSTER, Pa., Aug. 12, 2026 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today reported second quarter 2026 financial results and provided a corporate update.

LNP Litigation

  On March 3, 2026, Arbutus, along with its exclusive licensee, Genevant Sciences (“Genevant”), entered into a settlement agreement to resolve all global patent infringement litigation and patent revocation proceedings involving Moderna. As part of the settlement, Moderna paid Arbutus and Genevant $950 million in July 2026 (the “Noncontingent Settlement Payment”) and will pay an additional $1.3 billion contingent upon an appellate ruling that 28 U.S.C. §1498 does not bar Arbutus’ and Genevant’s claims against Moderna for patent infringement, except as to doses characterized by the district court as having gone to U.S. government employees. On July 8, 2026, the Company received $178.4 million as its share of the Noncontingent Settlement Payment, which includes reimbursement of the Company’s litigation costs. In addition, the Company owns approximately 16% of the outstanding common equity of Genevant and anticipates the payment of a material dividend from Genevant in the third quarter of 2026. For more information about the terms and conditions of the settlement with Moderna, including the contingent payment, please refer to Arbutus’ Quarterly Report on Form 10-Q to be filed with the SEC on August 12, 2026 and Annual Report on Form 10-K filed with the SEC on March 23, 2026.
  In July 2026, the Company, along with Genevant, filed three international lawsuits against Pfizer, BioNTech and certain of their affiliates seeking to enforce patents protecting the Company’s patented LNP technology across 21 countries.

Corporate Updates

  Arbutus expects to return capital to shareholders commencing in Q3 2026 through repurchases of up to approximately $230 million of the Company’s common shares, which repurchases may come in the form of a tender offer (including a modified “Dutch Auction” tender offer), open market purchases, accelerated share repurchases or other means. The specific form(s) of any such transaction(s) remains subject to the approval of the Company’s board of directors, and no assurance can be given that any such repurchase activity will occur in Q3 2026, or at all.
  In April 2026, the FDA granted Fast Track designation for imdusiran for the treatment of chronic hepatitis B (“cHBV”). The FDA’s Fast Track program is designed to facilitate the development and expedite the review of investigational therapies to treat serious conditions with unmet medical need.
  In May 2026, the Company reached alignment with the FDA on the design and safety parameters of a proposed Phase 2b clinical trial evaluating imdusiran for the treatment of cHBV. The Company intends to incorporate the FDA’s feedback into a final Phase 2b protocol.

“This has been an exciting quarter for our imdusiran development program,” said Lindsay Androski, President and CEO of Arbutus. “In addition to obtaining Fast Track designation from the FDA on this promising drug candidate, which has achieved functional cure in 10 chronic hepatitis B patients to date, we reached alignment with the FDA on the design of our Phase 2b clinical trial. I would like to publicly congratulate our research and development team for their hard work and dedication in achieving these important milestones.”

Financial Results

Cash, Cash Equivalents and Investments

As of June 30, 2026, the Company had cash, cash equivalents and investments in marketable securities of $92.6 million compared to $91.5 million as of December 31, 2025. During the six months ended June 30, 2026, the Company used $14.1 million in operating activities, which included one-time payments related to its restructuring efforts, and received $14.7 million of proceeds from the exercise of stock options.

Revenue

Total revenue was $1.0 million for the quarter ended June 30, 2026, compared to $10.7 million for the same period in 2025. The decrease of $9.7 million was due primarily to recognizing in the quarter ended June 30, 2025 all $9.6 million of previously deferred revenue upon conclusion of the Company’s strategic partnership with Qilu in June 2025.

Operating Expenses

Research and development expenses were $2.9 million for the quarter ended June 30, 2026, compared to $5.5 million for the same period in 2025. The decrease of $2.6 million was due primarily to cost savings from the Company’s decisions to reduce its workforce and discontinue in-house scientific research, as well as lower clinical trial costs as studies neared completion.

General and administrative expenses were $3.9 million for the quarter ended June 30, 2026, compared to $3.3 million for the same period in 2025. This increase was due primarily to higher stock compensation expenses.

There were no restructuring costs in the quarter ended June 30, 2026, compared to $0.2 million for the same period in 2025.

Net Income/Loss

For the quarter ended June 30, 2026, the Company’s net loss was $5.1 million, or a loss of $0.03 per basic and diluted common share, as compared to net income of $2.5 million, or income of $0.01 per basic and diluted common share, for the quarter ended June 30, 2025.

Outstanding Shares

As of June 30, 2026, the Company had 197.6 million common shares issued and outstanding, as well as 8.6 million stock options and unvested restricted stock units outstanding.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND LOSS (in thousands, except share and per share data)

	Three Months Ended June 30,
	2026	2025
Revenue
Collaborations and licenses	$202	$10,213
License revenue from Genevant	632	—
Non-cash royalty revenue	180	526
Total revenue	1,014	10,739
Operating expenses
Research and development	2,898	5,498
General and administrative	3,867	3,328
Change in fair value of contingent consideration	213	260
Restructuring costs	—	165
Total operating expenses	6,978	9,251
(Loss) income from operations	(5,964)	1,488
Other income
Interest income	842	1,042
Interest expense	(18)	(28)
Foreign exchange (loss) gain	(3)	21
Total other income	821	1,035
Net (loss) income	$(5,143)	$2,523
Net (loss) income per common share
Basic	$(0.03)	$0.01
Diluted	$(0.03)	$0.01
Weighted average number of common shares
Basic	197,470,724	191,551,282
Diluted	197,470,724	192,399,733

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities, current	$92,625	$91,471
Receivable from Genevant license	179,373	—
Accounts receivable and other current assets	1,885	2,985
Total current assets	273,883	94,456
Property and equipment, net of accumulated depreciation and impairment	10	32
Other non-current assets	132	130
Total assets	$274,025	$94,618

Accounts payable and accrued liabilities	$2,850	$5,459
Lease liability, current	514	547
Total current liabilities	3,364	6,006
Liability related to sale of future royalties	3,111	3,442
Contingent consideration	8,817	8,395
Lease liability, non-current	—	199
Total stockholders’ equity	258,733	76,576
Total liabilities and stockholders’ equity	$274,025	$94,618

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Six Months Ended June 30,
	2026	2025
Net income (loss)	$164,552	$(22,003)
Non-cash items	2,422	5,834
Receivable from Genevant license	(179,373)	—
Change in deferred license revenue	—	(10,434)
Other changes in working capital	(1,729)	(2,537)
Net cash used in operating activities	(14,128)	(29,140)
Net cash provided by investing activities	538	26,960
Net cash provided by financing activities	14,767	3,237
Effect of foreign exchange rate changes on cash and cash equivalents	(14)	25
Increase in cash and cash equivalents	1,163	1,082
Cash and cash equivalents, beginning of period	18,008	36,330
Cash and cash equivalents, end of period	19,171	37,412
Investments in marketable securities	73,454	60,676
Cash, cash equivalents and marketable securities, end of period	$92,625	$98,088

About Imdusiran (AB-729)

Imdusiran is an RNAi therapeutic specifically designed to reduce all hepatitis B viral proteins and antigens, including hepatitis B surface antigen (“HBsAg”), which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to control the virus. Imdusiran targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine delivery technology enabling subcutaneous delivery. In Arbutus’ Phase 2a clinical trials, eight patients with cHBV achieved functional cure following treatment with imdusiran and nucleos(t)ide analogue (“NA”) therapy in combination with either pegylated interferon alfa-2a or low dose nivolumab plus an immunotherapeutic, with six out of the eight patients continuing to sustain functional cure for over two years. An additional 41 patients across the Company’s Phase 2a clinical trials were able to remain off NA therapy for at least 48 weeks during their Phase 2a clinical trials following treatment with imdusiran. Two additional patients who discontinued NA therapy in their Phase 2a clinical trials have now achieved functional cure during their participation in long-term follow-up. Functional cure is defined as sustained HBsAg seroclearance and hepatitis B virus deoxyribonucleic acid (“HBV DNA”) less than the lower limit of quantification after 24 weeks off treatment, with or without anti-hepatitis B surface antibodies. Clinical data generated thus far has shown imdusiran to be generally safe and well-tolerated, while also providing meaningful reductions in HBsAg and HBV DNA.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by hepatitis B virus (“HBV”). HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. cHBV infection represents a significant unmet medical need. The World Health Organization estimates that over 250 million people worldwide suffer from cHBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from cHBV infection. Approximately 1.1 million people die every year from complications related to cHBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The Company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of cHBV infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant, to protect and defend its intellectual property, which is the subject of on-going lawsuits against Pfizer/BioNTech for use of Arbutus’ patented LNP technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about: the Company’s expectation to return capital to shareholders, including the expected form and timing thereof; the Company’s receipt of a dividend from Genevant, and the timing thereof; the potential to lead to a functional cure for HBV and/or the discontinuation of HBV therapies after treatment with Arbutus’ product candidates; the durability of clinical benefits from Arbutus’ product candidates; the potential for Arbutus’ product candidates to achieve success in clinical trials; the potential for regulatory approval of Arbutus’ product candidates, Arbutus’ pipeline and development plans for its cHBV programs; and Arbutus’ plans with respect to ongoing patent litigation matters, including the expected timing thereof.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: the risk that the Company may not receive the expected dividend from Genevant on the terms or within the time expected; the Company may determine not to proceed with a return of capital to shareholders for any reason; ongoing and anticipated clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ product candidates; uncertainties associated with litigation generally and patent litigation specifically; economic and market conditions may worsen; market shifts may require a change in strategic focus; and risks related to the sufficiency of Arbutus’ cash resources for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedarplus.ca and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com